      As filed with the Securities and Exchange Commission on April 1, 2002


--------------------------------------------------------------------------------



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


            --------------------------------------------------------


                                    FORM 11-K

                   /X/ ANNUAL REPORT PURSUANT TO SECTION 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001



                           COMMISSION FILE NO: 1-6695



                               JO-ANN STORES, INC.
                         ASSOCIATE STOCK OWNERSHIP PLAN
              (Full title of the plan and the address of the plan,
               if different from that of the issuer named below)



                               Jo-Ann Stores, Inc.
                                5555 Darrow Road
                                HUDSON, OH 44236
         (Name of issuer of the securities held pursuant to the plan and the address of its principal executive office)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Advisory Committee, the administrator of the Jo-Ann Stores, Inc. Associate Stock Ownership Plan, has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


March 30, 2002
Jo-Ann Stores, Inc.
Associate Stock Ownership Plan




Brian Carney
Executive Vice President and Chief Financial Officer and
Secretary of Advisory Committee

                               JO-ANN STORES, INC.
                         ASSOCIATE STOCK OWNERSHIP PLAN

                                  EXHIBIT INDEX



              OFFICIAL
             EXHIBIT NO.           DESCRIPTION
             -----------           ------------

                23                 Consent of Independent Public Accountants

                99                 Jo-Ann Stores, Inc.
                                   Associate Stock Ownership Plan

                                   Financial Statements
                                   As of December 31, 2001
                                   Together With Report of
                                   Independent Public Accountants

                99.1               Letter to Securities and Exchange Commission